October 20, 2025 File No.: 281073.00001	Virginia Schweitzer Direct +1 613 696 6889 vschweitzer@fasken.com

Board of Directors Ur-Energy Inc. 10754 W. Centennial Road, Suite 200 Littleton, CO 81287-4588 USA

Dear Board:

Re:	Ur-Energy Inc.

We have acted as Canadian counsel to Ur-Energy Inc. (the “Corporation”), a corporation continued under the federal laws of Canada, with respect to certain legal matters relating to (i) the Registration Statement on Form S-3 (Registration No. is 333-272992) (the “Registration Statement”), including the base prospectus contained therein (the “Base Prospectus”), filed by the Corporation with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) for the purpose of registering under the Securities Act, among other securities, common shares of the Corporation without par value and (ii) the prospectus supplement to the Base Prospectus, dated October 20, 2025 filed with the Commission under Rule 424(b) under the Securities Act (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”). The Prospectus Supplement has been filed in connection with the issuance by the Corporation of up to an aggregate of 19,137,000 common shares, no par value (“Common Shares”), upon the exercise of up to 38,274,000 warrants (the “Warrants”). Each full Warrant is exercisable for one whole Common Share (the “Warrant Shares”) at an exercise price of US$1.50. The Common Shares, the Warrants and the Warrant Shares, collectively, the “Securities”.

Examinations

In rendering the opinions below, we have examined and relied upon:

(a)	the Registration Statement and the Prospectus;

(b)	the form of warrant certificate (the “Warrant Certificate”);

(c)	the warrant agreement between the Corporation, Computershare Inc. and Computershare Trust Company, N.A. dated February 21, 2023 (the "Warrant Agreement");

(d)	a certificate of an officer of the Corporation dated the date hereof certifying certain matters including, among other things:

(i)	the articles of the Corporation;

(ii)	the by-laws of the Corporation;

(iii)	the resolutions of the board of directors of the Corporation; and

(iv)	certain factual matters; and

(e)	a certificate of compliance dated the date hereof issued pursuant to the Canada Business Corporations Act relating to the Corporation.

We have considered such questions of law and examined such statutes and regulations of the Province of Ontario and of Canada applicable therein as they exist on the date hereof, as we have considered necessary or relevant as a basis for our opinions.

Jurisdiction and Effective Date

Our opinions herein are restricted to and based upon the laws of the Province of Ontario and the federal laws of Canada applicable therein in force on the date hereof (collectively, “Ontario Law”).

We assume no obligation to revise or supplement this opinion should Ontario Law change subsequent to the date hereof by legislative action, judicial decision or otherwise or if there is a change in any fact or facts after the date hereof.

Assumptions

For the purpose of delivering our opinions herein, we have assumed that the Securities will be issued and sold only in the manner stated in the Registration Statement and the Prospectus. We have assumed the genuineness of all signatures, the legal capacity of each natural person signing any document reviewed by us, the authority of each person signing in a representative capacity (other than the Corporation) any document reviewed by us, the authenticity of all documents submitted to us or filed by the Corporation with the Commission as conformed and certified or reproduced copies. We have assumed the power, corporate or other, of all parties thereto (other than the Corporation) to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents. We have also assumed that the Warrant constitutes a valid and binding obligation of all the parties thereto. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Corporation.

Opinions

On the basis of the foregoing assumptions and subject to the qualifications and limitations hereinafter expressed, we are of the opinion that when the Warrant Shares have been duly and validly allotted and reserved for issuance and upon the exercise of the Warrants in accordance with the terms of the Warrant Certificate, and the Warrant Agreement, if applicable, the Warrant Shares will be validly issued as fully paid and non-assessable Common Shares in the capital of the Corporation.

This opinion letter has been prepared for filing by the Corporation as an exhibit to a Current Report on Form 8-K (the “Form 8-K”). The Form 8-K will be incorporated by reference in the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K. We also consent to the reference to this firm under the heading “Legal Matters” in the Registration Statement and the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Commission thereunder.

Yours truly,

/s/ Fasken Martineau DuMoulin LLP

FASKEN MARTINEAU DuMOULIN LLP

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